FOR IMMEDIATE RELEASE:

NVIDIA Reports Financial Results for Third Quarter Fiscal 2011

•	Revenue of $843.9 million, up 4.0 percent from the second quarter

•	GAAP net income rose to $84.9 million, or $0.15 per diluted share, from the second quarter’s GAAP net loss of $141.0 million, or $0.25 per share

•	GAAP gross margin increased to 46.5 percent from the second quarter’s 16.6 percent

SANTA CLARA, Calif.—Nov. 11, 2010—NVIDIA (Nasdaq: NVDA) today reported revenue of $843.9 million for the third quarter of fiscal 2011 ended Oct. 31, 2010, up 4.0 percent from the prior quarter and down 6.6 percent from $903.2 million from the same period a year earlier.

On a GAAP basis, the company recorded net income of $84.9 million, or $0.15 per diluted share, compared with a GAAP net loss of $141.0 million, or $0.25 per share, in the previous quarter and GAAP net income of $107.6 million, or $0.19 per diluted share, in the same period a year earlier.  GAAP gross margin was 46.5 percent compared with 16.6 percent in the previous quarter and 43.4 percent in the same period a year earlier.

	Quarterly Highlights
($ in millions except per share data)	Q3 FY2011	Q2 FY2011	Q3 FY2010
Revenue	$843.9	$811.2	$903.2
GAAP:
Gross margin	46.5%	16.6%	43.4%
Net income (loss)	$84.9	$(141.0)	$107.6
Income (loss) per share	$0.15	$(0.25)	$0.19

 “We have turned the corner,” said Jen-Hsun Huang, NVIDIA’s president and chief executive officer. “We have restored our speed of execution and are regaining share in desktops.  Only seven months after shipping our first processor based on the Fermi architecture, we have begun production on seven more GPUs, including the GeForce GTX 580, which sets a new standard for performance.  The Fermi architecture is now in every segment of our desktop, notebook and workstation product lines.

“We’ve also made big strides this quarter in positioning ourselves at the center of cloud and mobile computing, which are transforming the computer landscape.  Tesla now powers some of the world’s fastest and greenest supercomputers.  And Tegra will soon be featured in a range of smartphones and tablets we’re building with our partners,” he said.

Outlook

The outlook for the fourth quarter of fiscal 2011 is as follows:

•	Revenue is expected to be up 3 to 5 percent from the third quarter.

•	GAAP gross margin is expected to be flat.

•	GAAP operating expenses are expected to be approximately $300 million.

•	GAAP tax rate is expected to be 18 to 20 percent.

Third Quarter Fiscal 2011 Highlights:

•	NVIDIA held the second annual GPU Technology Conference, which highlighted the growth of parallel computing, with five times more papers submitted and twice as many sessions.

•
The Tianhe-1A supercomputer, which incorporates 7,168 GPUs, was unveiled as the world’s fastest supercomputer. Housed in the National Supercomputer Center, in Tianjin, China, the system is three-times more energy efficient than an equivalent CPU-only system and takes up half as much floor space.

•	NVIDIA launched 12 new GPU products, including the NVIDIA® GeForce® GTS 450 and GT 430.

•	After quarter end, NVIDIA launched and shipped the GeForce GTX 580 graphics card, which was received positively by media and industry analysts.

CFO Commentary
Commentary on the quarter by David White, NVIDIA chief financial officer and executive vice president, is available at www.nvidia.com/investor.

Conference Call and Web Cast Information
NVIDIA will conduct a conference call with analysts and investors to discuss its third quarter fiscal 2011 financial results and current financial prospects today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  To listen to the call, please dial (212) 231-2900.  A live Web cast (listen-only mode) of the conference call will be accessible at the NVIDIA investor relations Web site www.nvidia.com/ir and at www.streetevents.com.  The Web cast will be recorded and available for replay until the company's conference call to discuss its financial results for its fourth quarter fiscal 2011.

Non-GAAP Measures
To supplement NVIDIA’s Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance.  These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP net income per share and free cash flow.  In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude a charge related to the weak die/packaging material set that was used in certain versions of NVIDIA’s previous generation MCP and GPU products, net of insurance reimbursements, a non-recurring charge related to a tender offer purchase, and the associated tax impact of these items, where applicable.  Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets.  NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

About NVIDIA

NVIDIA (NASDAQ:NVDA) awakened the world to the power of computer graphics when it invented the GPU in 1999. Since then, it has consistently set new standards in visual computing with breathtaking, interactive graphics available on devices ranging from tablets and portable media players to notebooks and workstations. NVIDIA's expertise in programmable GPUs has led to breakthroughs in parallel processing which make supercomputing inexpensive and widely accessible. The Company holds more than 1,600 patents worldwide, including ones covering designs and insights that are essential to modern computing. For more information, see www.nvidia.com.

Certain statements in this press release including, but not limited to, statements as to: the company’s financial outlook for the fourth quarter of fiscal 2011; the company’s market share in desktops; the benefits of GeForce GTX 580; the impact of cloud and mobile computing; Tegra design wins; and the impact of the company’s patents on modern computing; are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations.  Important factors that could cause actual results to differ materially include: our reliance on third parties to manufacture, assemble, package and test our products; global economic conditions; development of faster or more efficient technology; the impact of technological development and competition; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports  NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended August 1, 2010.  Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge.  These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Copyright © 2010.  All rights reserved.  NVIDIA, the NVIDIA logo, GeForce, Tegra, and Tesla are trademarks and/or registered trademarks of NVIDIA Corporation in the United States and other countries around the world.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

###

For further information, contact:

Michael Hara	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 486-2511	(408) 566-5150
mhara@nvidia.com	rsherbin@nvidia.com

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,	October 25,	October 31,	October 25,
	2010	2009	2010	2009
Revenue	$843,912	$903,206	$2,656,933	$2,343,957
Cost of revenue	451,850	511,423	1,674,202	1,605,755
Gross profit	392,062	391,783	982,731	738,202
Operating expenses
Research and development	204,527	197,948	633,267	692,600
Sales, general and administrative	83,752	85,990	273,495	278,829
Total operating expenses	288,279	283,938	906,762	971,429
Operating income (loss)	103,783	107,845	75,969	(233,227)
Interest and other income (loss), net	(198)	2,362	9,294	11,512
Income (loss) before income tax expense	103,585	110,207	85,263	(221,715)
Income tax expense (benefit)	18,723	2,630	3,768	(22,652)
Net income (loss)	$84,862	$107,577	$81,495	$(199,063)

Basic net income (loss) per share	$0.15	$0.20	$0.14	$(0.36)
Diluted net income (loss) per share	$0.15	$0.19	$0.14	$(0.36)

Shares used in basic per share computation	577,323	551,283	572,420	546,737
Shares used in diluted per share computation	582,648	574,381	584,500	546,737

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	October 31,	January 31,
	2010	2010
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$1,987,220	$1,728,227
Accounts receivable, net	399,502	374,963
Inventories	377,812	330,674
Prepaid expenses and other current assets	43,168	46,966
Total current assets	2,807,702	2,480,830

Property and equipment, net	585,672	571,858
Goodwill	369,844	369,844
Intangible assets, net	112,642	120,458
Deposits and other assets	39,719	42,928
Total assets	$3,915,579	$3,585,918

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$324,770	$344,527
Accrued liabilities and other current liabilities	491,719	439,851
Total current liabilities	816,489	784,378

Other long-term liabilities	177,851	111,950
Capital lease obligations, long term	23,359	24,450
Stockholders' equity	2,897,880	2,665,140
Total liabilities and stockholders' equity	$3,915,579	$3,585,918

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	October 31,	August 1,		October 25,		October 31,		October 25,
	2010	2010		2009		2010		2009

GAAP gross profit	$392,062	$134,292		$391,783		$982,731		$738,202
GAAP gross margin	46.5%	16.6%		43.4%		37.0%		31.5%

Net charge against cost of revenue arising from a weak die/packaging material set	-	181,193	(A)	(24,115)	(A)	181,193	(A)	95,878	(A)
Stock option purchase charge related to cost of revenue	-	-		-		-		11,412	(B)
Non-GAAP gross profit	$392,062	$315,485		$367,668		$1,163,924		$845,492
Non-GAAP gross margin	46.5%	38.9%		40.7%		43.8%		36.1%

GAAP operating expenses	$288,279	$309,499		$283,938		$906,762		$971,429
Net charge against operating expenses arising from a weak die/packaging material set	-	(12,705)	(A)	990	(A)	(12,705)	(A)	1,929	(A)
Stock option purchase charge related to operating expenses	-	-		-		-		(128,829)	(B)
Non-GAAP operating expenses	$288,279	$296,794		$284,928		$894,057		$844,529

GAAP net income (loss)	$84,862	$(140,961)		$107,577		$81,495		$(199,063)
Net charge arising from a weak die/packaging material set	-	193,898	(A)	(25,105)	(A)	193,898	(A)	93,949	(A)
Stock option purchase charge	-	-		-		-		140,241	(B)
Income tax impact of non-GAAP adjustments	-	(32,828)	(C)	(5,072)	(C)	(32,828)	(C)	(16,652)	(C)
Non-GAAP net income (loss)	$84,862	$20,109		$77,400		$242,565		$18,475

Diluted net income (loss) per share
GAAP	$0.15	$(0.25)		$0.19		$0.14		$(0.36)
Non-GAAP	$0.15	$0.03		$0.13		$0.41		$0.03

Shares used in GAAP diluted net income (loss) per share computation	582,648	572,764		574,381		584,500		546,737
Cumulative impact of non-GAAP adjustments	-	9,609	(D)	-		-		17,761	(D)
Shares used in non-GAAP diluted net income (loss) per share computation	582,648	582,373		574,381		584,500		564,498

Metrics:
GAAP net cash flow provided by / (used in) operating activities	$212,177	$34,344		$141,317		$241,124		$418,562
Purchase of property and equipment and intangible assets	(21,823)	(37,644)		(16,593)		(76,547)		(55,026)
Free cash flow	$190,354	$(3,300)		$124,724		$164,577		$363,536

(A) Excludes a charge related to the weak die/packaging material set that was used in certain versions of our previous generation chips, net of insurance reimbursement.
(B) During the three months ended April 26, 2009, the Company completed a tender offer to purchase outstanding stock options which resulted in a charge of $140.2 million, $11.4 million of which was associated with cost of revenue and $128.8 million with operating expenses.

(C) The income tax impact of non-GAAP adjustments has only been reported during fiscal quarters that include other GAAP to non-GAAP reconciling items, as well as in the full fiscal year results during which the GAAP to non-GAAP reconciling items occur. As such, any effective tax rate differences between GAAP and non-GAAP results that result from such adjustments have not been reported separately in the non-GAAP results for a fiscal quarter that does not contain other GAAP to non-GAAP reconciling items.

(D) Reflects an adjustment to diluted shares to reflect a non-GAAP net income versus a GAAP net loss.